Exhibit 3(ii).4

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CHEMICAL PROPERTIES L.L.C.

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) is made effective the 31st day of December 2013, by LSB CHEMICAL L.L.C., an Oklahoma limited liability company (the “Member”), the sole member of CHEMICAL PROPERTIES L.L.C., an Oklahoma limited liability company (the “Company”).

1. Background. Pursuant to the terms of the Realignment Agreement, dated December 20, 2013, Consolidated Industries Corp., an Oklahoma corporation, converted to Consolidated Industries L.L.C., an Oklahoma limited liability company, effective as of 11:58 p.m. on December 31, 2013, and, thereafter, Consolidated Industries L.L.C. contributed 100% of the membership interest in the Company to the Member, effective as of December 31, 2013 (the “Effective Time”). In accordance with the Oklahoma Limited Liability Company Act, as amended from time to time (the “Act”), the Member is entering into this Agreement to (a) amend and restate the Company’s original Operating Agreement, dated September 22, 2011, as amended prior to the date hereof, (b) govern the internal business and affairs of the Company, and (c) establish the rights and obligations of the Member with respect to the Company.

2. Formation, Duration, and Purpose.

2.1	Formation. The Company was formed as an Oklahoma limited liability company on September 22, 2011, upon the filing of the Articles of Organization of the Company (the “Articles”) with the Office of the Secretary of State of the State of Oklahoma.

2.2	Priority of Authorities. The provisions of this Agreement will be controlling except to the extent the provisions hereof are in direct conflict with provisions of the Articles or the Act which are not permitted to be varied by agreement of the Members, in which event the provisions of the Articles or the Act will control.

2.3	Offices. The Company’s registered office in the State of Oklahoma will be as set forth in the Articles until changed in accordance with the Act. The Company will continuously maintain a registered office in the State of Oklahoma and may also have such other offices and places of business, within or outside the State of Oklahoma, as the business of the Company may require.

2.4	Registered Agent. The name and address of the Company’s registered agent in the State of Oklahoma will be as set forth in the Articles until changed in accordance with the Act.

2.5	Purpose and Business. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and in any and all activities necessary or incidental to the foregoing. In furtherance of its purpose, the Company will have, and may exercise, all powers now or hereafter conferred by Oklahoma law on limited liability companies organized under the Act. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to, or for, all protection and benefit of the Company, and will have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member.

3. Liability. To the fullest extent permitted by the Act, (a) the Company’s debts, obligations, and liabilities, whether arising in contract, tort, or otherwise, will be solely the Company’s debts, obligations, and liabilities and (b) anything herein to the contrary notwithstanding, except as otherwise expressly agreed in writing, the Member will not be personally liable for any debts, obligations, or liabilities of the Company, whether arising in contract, tort, or otherwise.

4. Board of Managers. The Company has a Board of Managers, which will manage the business of the Company (the “Board of Managers”). The Board of Managers may do all things that are not required to be done by the Member pursuant to the Act or this Agreement. Each member of the Board of Managers will be a “manager” as that term is used in the Act.

4.1	Number, Election, Removal and Term of Office. The number of members of the Board of Managers will be set by the Member, but the Board of Managers will consist of at least three and not more than 15 persons. A member of the Board of Managers need not be a member of the Company. The Board of Managers will be selected by the Member. A person designated to serve on the Board of Managers may be removed at any time, with or without cause, by the Member. Each member of the Board of Managers will serve at the pleasure of the Member and will hold office until such member’s successor has been designated or, if earlier, such member’s resignation, death, or removal.

4.2	Vacancies. The Member will be entitled to designate a replacement if a vacancy is caused by the resignation, death or removal of any member of the Board of Managers.

4.3	Chairman and Vice Chairman. A “Chairman” and “Vice Chairman” may be elected by a majority vote of the members of the Board of Managers. If elected, the Chairman and, in his absence or inability to serve, the Vice Chairman, will preside at all meetings of the Board of Managers and will perform such other duties and have such other powers as the Board of Managers may from time to time prescribe. If a Chairman or Vice Chairman is not elected, a chairman chosen by the members of the Board of Managers at the commencement of a meeting of the Board of Managers will act as chairman of and preside at such meeting.

4.4	Place of Meetings. The Board of Managers may hold meetings, both regular and special, either within or outside the State of Oklahoma.

4.5	Regular Meetings. Regular meetings of the Board of Managers may be held without notice at such time and at such place as determined from time to time by the Board of Managers. At such meetings, the Board of Managers will transact such business as may properly be brought before the meeting.

4.6	Special Meetings. Special meetings of the Board of Managers will be held whenever called by the Chairman, by the Chief Executive Officer, the President, by two or more of the members of the Board of Managers or by the Member. Notice of each such meeting will be given by the Chairman, the Chief Executive Officer, the President, a Vice President, the Secretary or an Assistant Secretary to each member of the Board of Managers by telephone, by facsimile, by electronic mail, in writing or in person at least 48 hours (in the case of notice by telephone, by facsimile, by electronic mail, or in person) or 10 days (in the case of notice by mail) before the time at which the meeting is to be held. Each such notice will state the time and place of the meeting to be so held. No notice of the objects or purposes of any special meeting of the Board of Managers need be given, and, unless otherwise indicated in the notice thereof, any and all business may be transacted at any such special meeting.

4.7	Waiver of Notice. Attendance by a member of the Board of Managers at any meeting of the Board of Managers will constitute, for all purposes, the waiver of notice thereof by that member, unless (a) that member attends the meeting for the sole purpose of objecting to the transaction of any business thereat because the meeting is not lawfully called or convened, and (b) that member so objects at the beginning of the meeting and does not otherwise participate therein.

4.8	Quorum and Voting. At all meetings of the Board of Managers, a majority of the members of the Board of Managers will constitute a quorum for the transaction of business, and the act of a majority of the members of the Board of Managers present at any meeting at which there is a quorum will be the act of the Board of Managers. If a quorum is not present at any meeting of the Board of Managers, the members of the Board of Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

4.9	Designation of Committees. The Board of Managers may designate one or more standing or special committees as the Board of Managers may determine from time to time. Any standing or special committee will consist of one or more members of the Board of Managers, and may include one or more individuals who are not members of the Board of Managers or officers of the Company, as determined by the Board of Managers. In the absence or disqualification of a member of a committee, the member or members of such committee present at any meeting of the committee and not disqualified from voting, whether or not they constitute a quorum, may unanimously designate a member of the Board of Managers to act at the meeting in the place of any such absent or disqualified member.

4.10	Functions and Authority of Committees. Any standing committee or special committee designated pursuant to paragraph 4.9 will have such functions as the Board of Managers designates and may, to the extent provided by the Board of Managers, exercise the powers and authority of the Board of Managers in the management of the business and affairs of the Company; provided, however, that no such committee will have power or authority to undertake the following:

(a)	amend the Articles or this Agreement;

(b)	adopt an agreement of merger or consolidation;

(c)	recommend to the Member the sale, lease or exchange of all or substantially all of the Company’s property and assets;

(d)	recommend to the Member a dissolution or a revocation of a dissolution of the Company;

(e)	declare a distribution of cash or other property of the Company to the Member;

(f)	authorize the issuance of additional membership interests;

(g)	admit additional members; or

(h)	affect the election of the Company to be treated as a disregarded entity for federal income taxation purposes.

4.11	Minutes of Committee Meetings. Any standing committee or special committee designated pursuant to paragraph 4.9 will keep regular minutes of its meetings and will deliver to the Board of Managers, when the Board of Managers so requires, copies of such minutes and reports as to committee activities.

4.12	Participation by Means of Communication Equipment. The members of the Board of Managers, or of any committee, may participate in its meetings by means of conference telephone or similar communications equipment that enables all persons participating in the meeting to hear and be heard by each other. Such participation will constitute presence in person at such meeting.

4.13	Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the Board of Managers, or of any committee thereof, may be taken without a meeting, if a written consent to such action is signed by all members of the Board of Managers, or of such committee, and such written consent is filed with the minutes of proceedings of the Board of Managers or of such committee.

4.14	Expenses and Fees of Attendance. The members of the Board of Managers and of any standing or additional committee may be paid their reasonable expenses, if any, of attendance at meetings of the Board of Managers or of such committee and may be paid a fixed fee for attendance at such meetings or a stated salary, as directed by the Board of Managers; provided, however, that no such payment will preclude any member of the Board of Managers or of any standing or additional committee from serving the Company in any other capacity and receiving compensation for such service.

5. Officers.

5.1	Number and Appointment. The officers of the Company will consist of a Chairman (if elected), a Vice Chairman (if elected) and a “Chief Executive Officer” (if elected), a “President,” a “Treasurer” and a “Secretary,” and such “Vice Presidents” (any of which may be designated as Senior or Executive Vice President) as the Board of Managers may choose. The Chairman, the Vice Chairman, the Chief Executive Officer, the President, any Vice President, and the Treasurer will be “managers”, as that term is used in the Act, of the Company and, therefore, may exercise all powers given to managers of limited liability companies under the Act in accordance with this Agreement and may execute agreements and other instruments, including, without limitation, deeds for the transfer of real property and mortgages, on behalf of the Company as a “manager” of the Company. The Chief Executive Officer or President, as a “manager” of the Company, shall have the principal authority to act on behalf of the Company in accordance with this Agreement and the directives of the Board of Managers, notwithstanding Section 2018 of the Act. The Board of Managers will elect the Chief Executive Officer, the President and may select one or more Vice Presidents who may be classified by their specific function. The Board of Managers will also elect the Secretary and the Treasurer. The Board of Managers may elect additional officers, including one or more “Controllers,” “Assistant Controllers,” “Assistant Secretaries,” and “Assistant Treasurers.” An officer need not be a member of the Board of Managers and any individual may hold more than one office.

5.2	Salaries and Reimbursement of Expenses. The salaries of all officers and employees of the Company will be determined by the Board of Managers. The officers and employees of the Company will receive reimbursement for expenses reasonably incurred in the performance of their duties as the Board of Managers may direct.

5.3	Term of Office; Vacancies. The officers of the Company will hold office until their successors are duly elected or chosen and qualify or until their earlier death, removal (in accordance with paragraph 5.14) or resignation. Any vacancy occurring in any office of the Company may be filled by the Board of Managers.

5.4	Chief Executive Officer. The Chief Executive Officer of the Company shall have general and active management of the business of the Company and will see that all orders and resolutions of the Board of Managers and the Member are carried into effect.

5.5	President. In the absence of the Chief Executive Officer or his inability to serve, the President will be the chief executive officer of the Company and will, in the absence of the Chairman or the Vice Chairman or at such person’s request, preside at all meetings of the Board of Managers and the Member. The President will have general and active management of the business of the Company and will see that all orders and resolutions of the Board of Managers and the Member are carried into effect. The President (a) will execute deeds, bonds, mortgages and other contracts on behalf of the Company, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof is expressly delegated by the Board of Managers or the Member to some other officer or agent of the Company, and (b) may from time to time open bank accounts in the name of the Company, with the President, and such other person(s) as the President may designate, being designated as the signatories on such accounts.

5.6	Vice President. The Vice President, if any, or if there is more than one, the Vice Presidents in the order determined by the Board of Managers, will, in the absence or disability of the President, perform the duties and exercise the powers of the President. Each Vice President will, under the supervision of the President, perform such other duties and have such other powers as may be prescribed by the Board of Managers or the President.

5.7	Secretary. The Secretary will attend all meetings of the Board of Managers and the Member and record all the proceedings of such meetings in a book to be kept for that purpose. The Secretary will maintain records of the ownership of membership interests, which records will include the name and address of each member and the membership interest held by each member. The Secretary will give, or cause to be given, if required, notice of all meetings of the Board of Managers and the Member, and will, under the supervision of the Chief Executive Officer and/or the President, perform such other duties as may be prescribed by the Board of Managers or the Chief Executive Officer or the President.

5.8	Assistant Secretaries. The Assistant Secretaries will, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and will perform such other duties and have such other powers as the Board of Managers may from time to time prescribe.

5.9	Treasurer. The Treasurer has custody of the Company’s funds and securities and will keep full and accurate accounts of receipts and disbursements in books belonging to the Company and will deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers. The Treasurer will further disburse the funds of the Company as may be ordered by the Board of Managers, taking proper vouchers for such disbursements, and will render to the President and the Board of Managers, when the Board of Managers so requires, an account of all transactions performed by the Treasurer and of the financial condition of the Company.

5.10	Assistant Treasurers. The Assistant Treasurers will, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and will perform such other duties and have such other powers as the Board of Managers may from time to time prescribe.

5.11	Other Officers. Each other officer of the Company shall exercise the powers and shall perform the duties incident to his or her office, subject to the direction of the Board of Managers.

5.12	Officers’ Bonds. No officer of the Company need provide a bond to guarantee the faithful discharge of his duties, unless the Board of Managers by resolution requires a bond. If required, the officer will give the Company a bond in such sum and with such surety or sureties as will is satisfactory to the Board of Managers for the faithful performance of the duties of his office.

5.13	Action with Respect to Securities of Other Entities. Unless otherwise directed by the Board of Managers, the Chairman, the Vice Chairman, the Chief Executive Officer, the President, or any Vice President will have power to vote and otherwise act on behalf of the Company, in person or by proxy, at any meeting of security holders, or with respect to any action of security holders, of any other entity in which the Company may hold securities or equity interests and will have power to exercise any and all rights and powers which the Company may possess by reason of its ownership of securities or other equity interests in such other entity.

5.14	Removal of Officer by the Board of Managers. The Board of Managers at any time may, by affirmative vote of a majority of the members of the Board of Managers then in office, remove any officer of the Company for cause or without cause. Upon such removal, the Board of Managers may elect a replacement officer to replace such removed officer.

6. Exculpation and Indemnification.

6.1	Exculpation. To the fullest extent permitted by the Act, no manager or officer of the Company will be liable to any other manager, officer, the Company, the Member or any other Person (as defined in paragraph 14.2) who has an interest in or claim against the Company or the Member for any loss, damage or claim, including, without limitation, any loss, damage, or claim incurred by reason of any act or omission performed or omitted by such manager or officer in good faith on behalf of the Company and in a manner such manager or officer reasonably believed to be in the best interests of the Company, except that such limitation shall not limit the liability, if any, of a manager or officer to the Company or the Member for any such loss, damage, or claim to the extent incurred by reason of such manager’s or officer’s (a) breach of the manager’s or officer’s duty of loyalty to the Company or the Member, (b) act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, or (c) a transaction from which the manager or officer derived an improper personal benefit.

6.2	Indemnification. To the fullest extent permitted by the Act, the Company hereby indemnifies each manager, officer, employee or agent of the Company for any loss, damage or claim incurred by such manager, officer, employee or agent by reason of being or acting as a manager, officer, employee or agent of the Company or by reason of any act or omission performed or omitted by such manager, officer, employee or agent in good faith on behalf of the Company and in a manner such manager, officer, employee or agent reasonably believed to be in the best interests of the Company; provided, however, that any indemnity under this paragraph 6 will be provided out of, and to the extent of, the Company’s assets only, and the Member will not have personal liability on account thereof.

7. Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a manager, officer, employee or agent of the Company defending any claim, demand, action, suit or proceeding will be advanced, from time to time, by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by, or on behalf of, the manager, officer, employee or agent to repay such amount if it is determined by a final, unappealable decision of a court that the manager, officer, employee or agent is not entitled to be indemnified as authorized in this paragraph 7.

7.1	Reliance on Reports. A manager, officer, employee or agent of the Company shall be protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company or such manager, officer, employee or agent by any Person as to matters the manager, officer, employee or agent reasonably believes are within such other Person’s professional or expert competence, and who, if selected by the manager, officer, employee or agent has been selected with reasonable care.

7.2	Good Faith. To the extent that, at law or in equity, a manager, officer, employee or agent of the Company has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Member, a manager, officer, employee or agent acting under this Agreement will not be liable to the Company or to the Member for his or her good faith reliance on the provisions of this Agreement or any approval or authorization granted in accordance with this Agreement or any approval or authorization granted by the Company or the Member. To the extent that the provisions of this Agreement restrict the duties and liabilities of a manager, officer, employee or agent of the Company otherwise existing at law or in equity, such provisions are agreed by each other manager, officer, employee or agent of the Company, and the Member to replace such other duties and liabilities of such manager, officer, employee or agent.

7.3	Insurance. The Company will have power to purchase and maintain insurance on behalf of any Person who is or was an officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, member, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under Oklahoma law.

7.4	Non-exclusive. The rights and authority conferred in this paragraph 7 shall not be exclusive of any other right which any Person may otherwise have or hereafter acquire.

7.5	Effect of Repeal. Neither the amendment nor repeal of this paragraph 7, nor the adoption of any amendment hereto, nor, to the fullest extent permitted by Oklahoma law, any modification of law, will eliminate or reduce the effect of this paragraph 7 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

7.6	Survival. The foregoing provisions of this paragraph 7 will survive any termination of this Agreement and will survive the death, resignation, or removal of any manager or officer of the Company.

8. Rights of the Member. The Member may engage in, or possess an interest in, other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in, or to, such independent ventures or the income or profits therefrom by virtue of this Agreement.

9. Contributions.

9.1	Capital Contributions. The Member will contribute to the Company from time to time such amounts as may be determined to be appropriate in the sole discretion of the Member.

9.2	Additional Capital Contributions. The Member is not required to make any additional capital contributions to the Company.

9.3	No Third Party Beneficiary. The provisions hereof are intended for the benefit of the Member and the Company only and will not confer any right or claim upon, or otherwise inure to the benefit of, any creditor of, or other third party having dealings with, the Company.

10. Profits and Losses; Books and Records.

10.1	Profits and Losses. The Company’s income, gains, losses, deductions and credits shall belong to the Member. For federal, and where applicable, state and local income tax purposes, the Company will be a single member limited liability company disregarded as an entity separate from its owner under U.S. Treas. Reg. § 301.7701-3.

10.2	Books and Records. The Member will cause to be kept, at the Company’s principal place of business, full and proper ledgers and other books of account in which shall be entered all matters relating to the Company, including all income, expenditures, assets and liabilities thereof. Such books will be kept in accordance with the accounting methods and elections followed by the Company for federal income tax purposes and otherwise in accordance with generally accepted accounting principles consistently applied.

11. Distributions. Distributions shall be made to the Member at times and in the aggregate amounts determined by the Member. All distributions will belong to the Member.

12. Transfers and Pledges of Membership Interests.

12.1	Transfer of Membership Rights. The Member, in the Member’s sole discretion, may transfer (whether by sale, gift, or otherwise) all or any part of the Member’s membership interests, including both economic and non-economic interests, to any Person at any time. The Member may make any such transfer under any terms and conditions that the Member deems appropriate. Upon the assignment or transfer of all of the Member’s membership interests in the Company, the transferee shall automatically become the substituted member of the Company.

12.2	Pledges. The Member shall have exclusive and absolute discretion to pledge all or any part of the Member’s membership interests to any Person at any time as collateral for any debt of the Member. The Member may make any such pledge under any terms and conditions that the Member deems appropriate.

13. Dissolution. The Member, in the Member’s sole and absolute discretion, may determine whether and when to dissolve the Company.

14. General Provisions.

14.1	Governing Law. This Agreement and the obligations of the Member hereunder will be interpreted, construed, and enforced in accordance with the laws of the State of Oklahoma.

14.2	Person Defined. For the purposes of this Agreement, the term “Person” means any individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

14.3	Entire Agreement. This Agreement contains the entire agreement relative to the formation and governance of the Company. This Agreement may be amended only in a writing signed by the Member.

14.4	Severability. If any provision of this Agreement or the application thereof to any Person or circumstance will be invalid or enforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances will not be affected thereby and will be enforced to the greatest extent permitted by law.

14.5	Terminology. Titles of paragraphs are for convenience only and neither limit nor amplify the provisions of this Agreement.

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first above written.

LSB CHEMICAL L.L.C., an Oklahoma limited liability company

By:	/s/ Jack E. Golsen
Jack E. Golsen, Manager
(the “Member”)

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